EXHIBIT 99.1

Corvus Announces Enrollment in Second Arm of Phase 1/1b Dose-Escalation Trial of Anti-CD73 Antibody, CPI-006, Focused on Combination with CPI-444 Adenosine Antagonist

Both CPI-006 monotherapy and CPI-006 in combination with CPI-444 trial arms now enrolling patients at U.S. sites

CPI-006 in combination with CPI-444 targets multiple points in the adenosine pathway

BURLINGAME, Calif., Jan. 08, 2019 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (Nasdaq: CRVS), a clinical-stage biopharmaceutical company focused on the development and commercialization of precisely targeted oncology therapies, today announced that it has initiated patient enrollment in the second arm of its ongoing Phase 1/1b dose-escalation study. This arm is evaluating CPI-006, a humanized monoclonal antibody directed against CD73, in combination with CPI-444, a selective and potent inhibitor of the adenosine A2A receptor.

The Phase 1/1b study is currently enrolling patients with non-small cell lung cancer (NSCLC), renal cell carcinoma (RCC) and other cancers who have failed standard therapies.  The first arm of the study is evaluating CPI-006 as a single agent and has dosed patients in several cohorts of escalating doses. A third arm is planned to evaluate CPI-006 in combination with pembrolizumab, an anti-PD-1 antibody.

“Enrollment in our CPI-006 Phase 1/1b trial is progressing well,” said Richard A. Miller, M.D., an oncologist and co-founder, president and chief executive officer of Corvus. “With this combination of drugs from our two lead programs, we believe we have initiated the first trial targeting two points in the adenosine pathway: blocking CD73 to reduce adenosine production with CPI-006, and inhibiting the binding of adenosine to its receptor with CPI-444. We believe this approach represents a unique mechanism of action that may result in a more complete adenosine blockade and immune cell activation.”

Corvus previously reported initial data from the single-agent arm of the Phase 1/1b study demonstrating that CPI-006 blocked production of adenosine by inhibiting the enzymatic active site of CD73, activated peripheral blood B cells, and affected B lymphocyte trafficking. To date, CPI-006 has been well tolerated at the doses evaluated, with no dose-limiting toxicities.  Dr. Miller added, “We have reported encouraging results from our ongoing Phase 1/1b and 1b/2 studies of CPI-444, including the recently described adenosine biomarker signature. We plan to initiate clinical studies for our third pipeline program, a covalent inhibitor of ITK, CPI-818, in the first quarter of 2019, demonstrating the depth of our pipeline and strong overall momentum for our precisely-targeted development  programs.”

About the Phase 1/1b Trial Design
The Phase 1/1b trial is designed to select the dose and evaluate the safety, pharmacokinetics, immune biomarkers and efficacy of CPI-006 as a single agent, in combination with CPI-444, and in combination with pembrolizumab. Patients with non-small cell lung cancer (NSCLC), renal cell carcinoma (RCC), and other cancers who have failed standard therapies are eligible. The efficacy endpoints are complete response (CR), partial response (PR), disease control rate, duration of response, progression-free survival and overall survival.

In the dose-selection part of the trial, doses of CPI-006 will be escalated in the single-agent arm and in the two combination arms to determine the maximally tolerated dose or the dose that saturates the CD73 enzyme. Fixed doses of CPI-444 will be used. Once an optimum dose of CPI-006 is determined, the second part of the trial is planned to enroll patients in nine cohorts: three will receive CPI-006 alone, three will receive CPI-006 in combination with CPI-444, and three will receive CPI-006 with pembrolizumab. Patients with NSCLC, RCC and the group of other cancers will be enrolled into each of the three disease-specific arms. Each of the nine cohorts may initially enroll up to 11 patients. However, if there are one or more objective responses (CR or PR) in the 11 patients, the cohort may be expanded to 28 patients. The trial may enroll up to 350 patients in total.

About CD73 and Adenosine
CD73 is a cell surface enzyme whose function is to convert adenosine monophosphate (AMP) to adenosine by removing phosphate from AMP. CD73 is expressed on cells of the immune system, including T-cells and B-cells. CD73 is also present on many tumors, including lung, renal, melanoma, colon, prostate, breast and others. In the tumor microenvironment, CD73 produces adenosine, which binds to the adenosine A2A receptor on immune cells and inhibits various immune responses including those directed against the tumor. Tumors utilize this immunosuppressive mechanism to escape attack by the immune system.

About CPI-006
CPI-006 is a potent humanized monoclonal antibody that reacts with the active site of CD73, blocking the conversion of AMP to adenosine. In vitro studies of CPI-006 have shown it is capable of substantially inhibiting the production of adenosine by blocking the CD73 enzyme and leads to activation of peripheral blood B cells.

About CPI-444
CPI-444 is a small molecule, oral, checkpoint inhibitor designed to disable a tumor’s ability to subvert attack by the immune system by blocking the binding of adenosine in the tumor microenvironment to the A2A receptor. Adenosine, a metabolite of ATP (adenosine tri-phosphate), is produced within the tumor microenvironment where it may bind to the adenosine A2A receptor present on immune cells and block their activity. CD39 and CD73 are enzymes on the surface of tumor cells and immune cells. These enzymes work in concert to convert ATP to adenosine. In vitro and preclinical studies have shown that dual blockade of CD73 and the A2A receptor may be synergistic.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development and commercialization of precisely targeted oncology therapies. Corvus’ lead product candidate, CPI-444, a small molecule inhibitor of the A2A receptor, is currently being evaluated in a multicenter Phase 1/1b clinical trial in patients with various solid tumors. This successive expansion cohort trial is examining the activity of CPI-444 both as a single agent and in combination with Genentech’s atezolizumab, an anti-PD-L1 antibody. Corvus is conducting the trial with Genentech, a member of the Roche Group, under a clinical trial collaboration the two companies entered into in October 2015. In May 2017, Corvus and Genentech expanded the collaboration and are now conducting a trial of CPI-444 and atezolizumab in patients with non-small cell lung cancer (NSCLC) who have failed prior therapies with anti-PD-(L)1 and platinum-based chemotherapy. Corvus is evaluating a second product candidate, CPI-006, a humanized monoclonal antibody directed against CD73, in a multicenter Phase 1/1b clinical trial in patients with various solid tumors. For more information, visit www.corvuspharma.com.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of CPI-444 and CPI-006, the Company’s ability to develop and advance product candidates into and successfully complete preclinical studies and clinical trials, including the Company’s Phase 1/1b clinical trial of CPI-444, the Company’s Phase 1/1b clinical trial of CPI-006, and the Company’s IND-enabling studies of CPI-818, the basis for and time of any future clinical trials of CPI-818, and the utility of biomarker data collected and the suitability of dosing regimen selected for clinical trials. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the Securities and Exchange Commission on November 1, 2018, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of CPI-444 and CPI-006; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete preclinical studies and clinical trials; the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its preclinical studies of CPI-818; the Company’s ability to utilize biomarker data and select a suitable dosing regimen; the results of preclinical studies may not be predictive of future results; the unpredictability of the regulatory process; and regulatory developments in the United States and foreign countries. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:
Leiv Lea
Chief Financial Officer
Corvus Pharmaceuticals, Inc.
650-900-4522
LLea@corvuspharma.com

MEDIA CONTACT:
Sheryl Seapy
W2O pure
213-262-9390
sseapy@purecommunications.com